Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Heritage Commerce Corp of our report dated March 13, 2009 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Heritage Commerce Corp, which report appears in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2008, and the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

July 10, 2009